Exhibit 99.1

For Immediate Release
January 30, 2009

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES REVISED QUARTERLY
AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) Subsequent to our release of earnings on January 9, 2009 the Company became aware of an impairment in the value of its mortgage servicing rights portfolio as of December 31, 2008.  An impairment charge of $428,000 has been incurred for the fourth quarter of 2008, which has a net impact of $0.13 per share and $0.14 per share for the fourth quarter and year end, respectively.  The impairment charge reduced the Company’s net income for the fourth quarter and year ended December 31, 2008 from $494,000 and $1,780,000, respectively to $232,000 and $1,518,000, respectively.  Per share net income for the fourth quarter and year end is reduced from the previously reported $0.25 and $0.90 per share, respectively to $0.12 and $0.76 per share, respectively.  Set forth below is a revised press release taking into effect the impact of the impairment charge.

Jacksonville Bancorp, Inc reported net income for the three months ended December 31, 2008 of $232,000, or $0.12 per share of common stock, basic and diluted, compared to net income of $175,000, or $0.09 per share of common stock, basic and diluted, for the three months ended December 31, 2007.  Net income increased $57,000 during the fourth quarter of 2008, as compared to the same period of 2007, primarily due to increases of $601,000 in net interest income and $60,000 in other income and a decrease of $17,000 in income taxes, partially offset by increases of $581,000 in other expenses and  $40,000 in the provision for loan losses.

The Company reported net income of $1,518,000, or $0.76 per share, basic and diluted, for the twelve months ended December 31, 2008, compared to net income of $619,000, or $0.31 per share, basic and diluted, for the twelve months ended December 31, 2007.  Net income increased $899,000 during 2008, as compared to 2007, reflecting increases of $1.6 million in net interest income and $627,000 in other income, partially offset by increases of $918,000 in other expenses, $294,000 in income taxes, and $155,000 in the provision for loan losses.

The $1.6 million increase in net interest income is due to an increase of $299,000 in interest income and a decrease of $1.3 million in interest expense during the year ended December 31, 2008.  Net interest income has benefited from a steepening yield curve as lower short-term market rates of interest resulted in our deposits repricing faster than our loans, which have yields tied to longer-term rates.  Interest income on loans increased $290,000, primarily due to a $12.2 million increase in the average balance of the loan portfolio during 2008 as compared to the same period of 2007.  The increase in interest income on loans was partially offset by a decrease of 32 basis points in the average yield during this same time frame.  The increased loan volume was primarily funded by a decrease in cash equivalents and investment securities.  Interest expense on deposits decreased $1.3 million mostly due to a decrease of 67 basis points in the average cost of deposits, partially offset by an increase of $6.9 million in the average balance, during the twelve months ended December 31, 2008.

The increase in the provision for loan losses reflects management’s decision to increase the allowance for loan losses as the average balance of the loan portfolio increased and commercial real estate lending became a more prominent portion of the loan portfolio.  The Company continues to experience stable asset quality as nonperforming assets were 0.68% of total assets as of December 31, 2008.  Net charge-offs decreased to $142,000 during 2008 from $253,000 during 2007.  Other income increased $627,000 during 2008 mostly due to increases of $201,000 in net income from mortgage banking operations, $175,000 in commission income, $160,000 in earnings on cash surrender value, and $116,000 in trust income.  The increase in mortgage banking operations reflects a higher volume of loan sales to the secondary market during 2008.  The increase in commission income and trust income reflect a continued growth in the number of customer accounts.  Other expenses increased $918,000 primarily due to increases of $447,000 in salaries and benefits expense, $59,000 in real estate owned expense, and the $428,000 impairment charge on mortgage servicing rights.  The increase in salaries and benefits expense is attributed to annual wage and cost increases and higher commissions, as well as expenses associated with new benefit plans.  The increase in income taxes reflects a higher level of taxable income, partially offset by an increase in tax-exempt municipal securities and state income tax benefits.

Total assets equaled $288.3 million at December 31, 2008 and $288.5 million at December 31, 2007.  Total deposits at December 31, 2008 were $238.2 million, compared to $245.7 million at December 31, 2007.  Total stockholders’ equity increased to $24.3 million at December 31, 2008 from $22.6 million at December 31, 2007.  At December 31, 2008, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.3%, 10.0%, and 10.9%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended December 31, 2008, has been derived from unaudited financial information and may be subject to changes as a result of the audit.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.